Exhibit 99.1

Dear Friends and Shareholders,

I want to share today a little about the process of forecasting, and what is going on inside GBI, which has us so excited.

When I was part of both Cap Cities/ABC and the Walt Disney Company, we used to do 5-year projections. I questioned at first why they had us do them so far out, and was told that it was an important discipline in keeping a good handle on our business. Particularly so, because of the 3-year development and production cycle to get animation and consumer products into the marketplace. Brands from Lion King to Frozen were worked on 5 years before they actually hit the shelves. Of course the early years and quarters had better visibility and precision, however, the process was constantly being updated, and it became an important business tool. Despite often being asked, we have never done forecasts at Genius Brands before now, and the reason was we simply didn't have enough data and visibility.

Today, however, with a number of brands now coming to market, others in production and amidst active robust sales, we finally are beginning to have that visibility. And the visibility looks good. Genius Brands, today, has over 1,000 consumer products contracted for with licensees and retailers in various stages of being brought to the marketplace beginning next month in September.  We have programs and content contracted for and sold to territories all over the world. With that in mind, we have brought the same conservative forecasting methodology as I was trained in at Cap Cities/ABC and the Walt Disney Company. The forecast is our estimate of where we see the company going, and we are excited that based on our existing contracts, as well as those being negotiated and reasonably anticipated, in Q4 2015 we forecast our revenue to be close to breakeven at $1.4 million and expect GBI turning cash flow positive in mid 2016. In addition, the laddered nature of our business with new brands rolling out continuously has a cumulative impact with each successive quarter and makes us able to plan for when we become cashflow positive as we ramp up and grow.

Those forecasts were built from the ground up, brand by brand, category by category, for content sales and consumer products sales, with the executives overseeing those divisions, and vetted up through management and finance. We have not yet included channel revenue for Kid Genius Channel on XFinity by Comcast because we will not have visibility until after we are on the air, however, in all cases those businesses will be accretive to earnings. Equally so, for our upcoming music business. As we gain visibility on those businesses, they will be integrated and updated quarterly with the current forecasts for our internal management and control of our business.

Link: Watch Thomas Edison’s Secret Lab

Link: Kid Genius Channel

Andy Heyward
Chairman & CEO
Genius Brands International, Inc.